Non-GAAP Financial Information

Statements included in the presentation include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures. Adjusted EBITDA is a non-GAAP measure and excludes interest, income taxes, depreciation and amortization expenses, and other non-cash expense including stock-based compensation, gain on reduction of contingent obligations and gain loss on extinguishment of debt, from net income. Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

Reconciliation of Net Income to Adjusted EBITDA

	Years Ended December 31
	2013	2012
Net Income	$1,556,000	$4,284,000
Adjustments:
Interest and other finance costs	1,726,000	2,175,000
Tax benefit	(1,376,000)	(766,000)
Other state and local taxes	144,000	47,000
Depreciation	365,000	327,000
Amortization	529,000	529,000
Stock-based compensation	4,810,000	4,623,000
Other stock-based costs	6,000	5,000
Gain on reduction of contingent obligations)	(5,122,000)	(6,300,000)
Gain loss on extinguishment of debt	1,351,000	(422,000)

Adjusted EBITDA	$3,989,000	$4,502,000